UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 14, 2008
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SYMYX TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-27765	77-0397908
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3100 Central Expressway		95051
Santa Clara, California		(Zip Code)
(Address of principal executive offices)

(408) 764-2000
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On May 14, 2008, Timothy Campbell, president of Symyx Technologies, Inc.’s (the “Company”) Symyx Software business unit, announced his intention to leave the Company to become chief executive officer of a privately-held supply chain solutions software company.  Mr. Campbell stated his decision was not the result of any disagreement with the Company’s policies, practices or procedures.

The Company appointed Trevor Heritage, Symyx Software’s Senior Vice President, Product Management, to succeed Mr. Campbell as president of Symyx Software effective June 1, 2008, though he will be acting as president during the interim period.  Dr. Heritage, 42, currently is responsible for Symyx Software’s product marketing and pre-sales activities, and was an executive with MDL Information Systems, Inc. (“MDL”) for three years prior to the Company’s acquisition of MDL in October 2007, most recently as senior vice president and chief science officer.  Prior to joining MDL, Dr. Heritage was with Tripos, Inc., a discovery informatics company focused on the life sciences industry, from 1994 to 2005, most recently serving as senior vice president and general manager, Discovery Informatics.  There is no family relationship between Dr. Heritage and any executive officer or member of the Board.

In connection with Dr. Heritage’s promotion to president of Symyx Software, his salary will be increased to $300,000 per year, and his target bonus eligibility will be increased to 65% of his base salary if the Company performs according to plan, and up to a maximum bonus equal to 100% of base salary if the Company exceeds plan performance.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYMYX TECHNOLOGIES, INC.

Date: May 16, 2008	By: /s/ Rex S. Jackson
Rex S. Jackson
Executive Vice President and
Chief Financial Officer